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                                                                     Exhibit 99


(Florida Progress Corporation Logo)

Analyst Contact:
Greg Beuris (727) 820-5734



FLORIDA PROGRESS PROJECTS STRONG 2ND QUARTER EARNINGS

ST. PETERSBURG, FLORIDA, JULY 7, 2000 - Florida Progress Corporation (NYSE:FPC) today announced that it expects second quarter earnings to be 20 to 30 percent higher than the same period last year. Second quarter results for 1999 were $.78 per share.

The expected increase is due to higher earnings at Florida Power Corporation, the company's largest subsidiary and Electric Fuels Corporation, lead company for its diversified operations.

Florida Power's earnings are projected to be higher due primarily to warmer than normal temperatures experienced during the quarter and normal customer growth. Electric Fuels anticipates higher earnings due primarily to increased synthetic fuel sales when compared with the second quarter of 1999.

Florida Progress plans to announce second quarter earnings on Tuesday, August 1, 2000.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.5 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.4 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include energy operations, marine operations and rail services.


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